EXHIBIT 99.1

PRESS RELEASE	CONTACT:	Douglas Russell
Rotonics Manufacturing Inc.
(310) 538-4932

FOR IMMEDIATE RELEASE

September 15, 2006

ROTONICS MANUFACTURING INC. ANNOUNCES

FISCAL YEAR-END AUDITED RESULTS

NET SALES INCREASED 6.5% AND NET INCOME INCREASED 17.5%

Gardena, California (September 15, 2006) – Rotonics Manufacturing Inc. (AMEX: RMI) today announced final results for fiscal year ending June 30, 2006.  The final results included adjustments to our current and deferred income tax provision for fiscal 2006.  As such, we are pleased to report audited net income of $2,079,000, or $0.18 per common share, on net sales of $48,051,200 compared to net income of $1,769,900, or $0.15 per common share, on net sales of $45,131,600 for the same period last year.

As previously reported, our net sales set another major milestone for the Company topping $48 million in fiscal 2006 fueled by revenue increases in all of our major proprietary product groups.  Management is pleased with the revenue growth in spite of industry challenges burdened with significant increases in raw material and natural gas costs as well as the turmoil that resulted from our country’s 2005 natural disasters.  We continued to prevail through these challenges and ultimately capitalized on our ongoing efforts to enhance our proprietary product lines and streamline our operations, which has allowed us to be more competitive within our regional markets.  These efforts resulted in notable expansion for our refuse container, tank, material handling, agriculture and river & waterway products amounting to approximately $4.4 million.  The increase in these product groups helped mitigate lower contract manufacturing revenues that were more sensitive to fiscal 2006’s economic challenges as well as normal product turnover.  As we look forward into fiscal 2007, we should continue to benefit from our enhancements to our proprietary products, our manufacturing operations and our drive to bring new products to the marketplace.

As mentioned above, fiscal 2006 was hampered by exorbitant increases in raw material and natural gas costs.  At June 30, 2006, raw material costs were approximately 30% higher than they were a year ago and at times during fiscal 2006, they were over 40% of prior years rates.  As we move into fiscal 2007, raw material costs have increased another 7%, however, current trends seem to point to a possible softening in the raw material markets.  As such, during fiscal 2006, we were pleased with our efforts to minimize the impact of these cost escalations through plant efficiencies, systematic product price increases and overall higher revenues volumes.  In addition, our fiscal 2006 operations were impacted by non-recurring plant consolidation costs of approximately $505,100, or $.04 per common share.  These consolidation costs were incurred in connection with the relocation of our injection molding operations from our Miami, Florida facility to our Bartow, Florida facility.  As of June 30, 2006, the relocation process was completed and as a result future operations will benefit from the cost savings obtained from improved efficiencies and reduced overhead costs.  As part of this process we also capitalized approximately $669,900 to refurbish our existing injection molding equipment and install a new 350-ton injection molding machine as well as the necessary ancillary equipment.  As we begin Fiscal 2007, we continue our efficiency efforts with the planned installation of a new rotomolding machine in our Colorado facility at an estimated cost of $500,000.  At this point, we feel our gross margins will begin to improve now that the plant consolidation process is behind us as well as the prospect that raw material costs will be less volatile in the ensuing months.

For the fourth quarter ended June 30, 2006, we reported net income of $705,400, or $0.06 per common share, on net sales of $12,920,400 compared with net income of $590,900, or $0.05 per common share, on net sales of $12,353,500 for the same period last year.  Our fiscal 2006 fourth quarter net sales also proved to set another milestone for the Company.  This new high in revenues coupled with our plant and equipment efficiencies helped soften the impact of higher raw material and utility costs.  In the fourth quarter we also incurred non-recurring plant consolidation costs of approximately $219,600, or $.02 per common share. Although our country’s current economic climate is still uncertain, we still feel poised to take advantage of the groundwork we laid in fiscal 2006 as we continue into fiscal 2007.

Learn more about RMI and its multitude of rotonically processed plastic products on its website at www.rotonics.com.

ROTONICS MANUFACTURING INC.

Selected Financial Information

For the years ended June 30,

	2006	2005	2004

Net sales	$48,051,200	$45,131,600	$40,332,900

Income before income taxes (1)	$3,263,800	$2,889,200	$2,202,700

Income tax provision:
Current	(1,439,200)	(1,224,100)	(981,800)
Deferred	254,400	104,800	83,300
	(1,184,800)	(1,119,300)	(898,500)

Net income	$2,079,000	$1,769,900	$1,304,200

Income per common share
Basic/diluted:

Net income per common share	$.18	$.15	$.11

Stockholders’ Equity (2)	$19,883,400	$18,300,300	$17,177,200

Net book value per Common share (3)	$1.69	$1.53	$1.43

Common shares outstanding as of June 30, net of treasury stock	11,752,300	11,940,600	11,981,200

(1)                                  Fiscal 2006 income before income tax is net of plant closure costs amounting to approximately $505,100.

(2)                                  Net of treasury stock reacquired and retired amounting to $512,500, $98,400 and $697,700 in fiscal years 2006, 2005 and 2004, respectively.  Also, adjusted for common stock dividends of $597,000 and $599,100 in fiscal years 2005 and 2004, respectively.

(3)                                  Computed on the basis of the actual number of common shares outstanding at the end of the fiscal year, net of treasury.